UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

COMMUNITY CENTRAL BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan	000-33373	38-3291744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 N. Main Street, Mt. Clemens, MI	48046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (586) 783-4500

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;
Transfer of Listing

On April 6, 2011, Community Central Bank Corporation (the “Company”) received a letter from The Nasdaq Stock Market (the “Nasdaq Letter”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”) with the Securities and Exchange Commission (“SEC”).  The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market at this time and it will continue to trade under the symbol CCBD.

The Company has until June 6, 2011 (60 calendar days from the date of the Nasdaq Letter) to submit a plan to regain compliance, and if Nasdaq accepts the Company’s plan, it can grant an exception of up to 180 calendar days from the Form 10-K due date, or until September 27, 2011, to regain compliance.  However, as previously reported and discussed below, the Company only has until May 3, 2011, to regain compliance with the minimum closing bid price requirement pursuant to a prior Nasdaq notification.

As previously reported on Form 8-Ks filed with the SEC, the Company has received notices from The Nasdaq Stock Market stating: (i) that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Nasdaq Marketplace Rule 5450(a)(1); and (ii) that the minimum market value of the Company's publicly held shares of common stock was below $1,000,000 for 30 consecutive business days and that the Company was therefore not in compliance with Nasdaq Marketplace Rule 5550(a)(5).  The Company has until May 3, 2011, to regain compliance with the minimum closing bid price requirement and until June 28, 2011, to regain compliance with the minimum market value requirement.  If the Company does not regain compliance by the applicable date or dates, the Nasdaq will provide the Company a written notification that its common stock will be delisted.

The Company issued a press release on April 12, 2011, disclosing its receipt of the Nasdaq Letter. A copy of the press release is attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2011	COMMUNITY CENTRAL BANK CORPORATION (Registrant) By: /s/ Ray T. Colonius Ray T. Colonius Interim Chief Executive Officer Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press release dated April 12, 2011.